Exhibit 99.1 – Press Release dated May 27, 2008

Source: Global 8 Environmental Technologies, Inc.

Global 8 Environmental Technologies, Inc.
Appoints New Chief Financial Officer

Global 8 Environmental Technologies, Inc. (OTCBB: GBLE) (www.g8et.com), a leading developer of environmental technology solutions, today announced the appointment of industry veteran, Carl Mennie to the position of Chief Financial Officer.

“Carl is a great addition to our team,” said Michael Brown, Director of Global 8. I feel confident that our long and thorough search has yielded a talented executive with the highest ethical standards. His experience and background in finance, accounting and operational experience will be invaluable as we move forward.”

Prior to joining Global 8, Mr. Mennie served as Division Controller for Allied Waste Industries, Inc. where he was one of only two controllers in the company’s Western Region to receive an award for excellence. Mr. Mennie was instrumental in improving the overall quality and accuracy of accounts receivable, reducing expenses, maximizing efficiency and implementing key controls for Sarbanes-Oxley compliance regulations.

Mr. Mennie also served as a Senior Financial Analyst for Household Credit Services where he was responsible for budgeting and forecasting the financial and statistical performance of several operational departments, including customer retention and fraud detection.

“I'm excited to be a part of Global 8 and its great management team,” said Mr. Mennie. “I look forward to applying my management and corporate finance experience to help the Company continue to expand its position in markets throughout the world.”

A California native, Mr. Mennie holds a Bachelor’s Degree in Economics from Stanford University.

About Global 8 Environmental Technologies Inc.

Global 8 Environmental Technologies Inc. works with world class partners and consultants to provide solutions for the health and recovery of our environment. The company has the vision, the people, the know-how, the technologies, the financing and the contracts. It applies all these resources to create a clean and healthy global community for the next generation in a way which provides environmental and financial benefits to all our stakeholders.

Forward-Looking and Cautionary Statements:

Certain statements contained herein, including, without limitation, statements containing the words "believes," "intends" and other words of similar import, constitute "forward-looking statements" within the meaning of Section 27A of Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements involve known and unknown risks, uncertainties and other factors, which may cause the actual results, performance or achievements of Global 8 Environmental Technologies, Inc. to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Given these uncertainties, readers are cautioned not to place undue reliance on such forward-looking statements. Global 8 Environmental Technologies Inc. disclaims any obligation to update or to announce publicly the results of any revision of the forward-looking statements contained or incorporated by reference herein to reflect future events or developments.

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